STATE OF NEVADA
ROSS MILLER Secretary of State SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings		Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138
OFFICE OF THE SECRETARY OF STATE

ANTHONY PASSMORE	Job: C 20130806-2951
August 12, 2013
NV

Special Handling Instructions:

ARST FILED EMAILED 08.08.13 RMS

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amended & Restated Articles	20130519629-78	8/5/2013 4:11:21 PM	1	$175.00	$175.00
Total					$175.00

Payments

Type	Description	Amount
Credit	008547|13080888462282	$175.00
Total		$175.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s):	1

ANTHONY PASSMORE

NV

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	Filed in the office of	Document Number 20130519629-78
Filing Date and Time
	Ross Miller	08/05/2013 4:11 PM
	Secretary of State	Entity Number
	State of Nevada	E0089852013-5

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability

Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office: X-Treme Investments Inc,

2. The articles are: (mark only one box) [  ] Restated                                   [X] Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

[ ]	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate,

[ ]	The entity name has been amended

[ ]	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

[ ]	The purpose of the entity has been amended.

[ ]	The authorized shares have been amended.

[ ]	The directors, managers or general partners have been amended.

[ ]	IRS tax language has been added.

[X]	Articles have been added.

[ ]	Articles have been deleted.

[X]	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date:	Time:
(must not be later than 90 days after the certificate is tiled)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT; Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees_	Nevada Secretary of State Restates Artides
Revised: 5-31-11

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

X-TREME INVESTMENTS, INC.

ARTICLE ONE

X-TREME INVESTMENTS, INC. (the “Company”), pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes (the “NRS”), adopts these restated Articles of Incorporation, which accurately copy the Articles of Incorporation and all amendments in effect to date. The Articles of Incorporation, as restated and amended by these restated Articles of Incorporation, are set forth below.

ARTICLE TWO

Each statement made by these restated Articles of Incorporation has been effected in conformity with the provisions of the NRS. These restated Articles of Incorporation and each amendment made by these restated Articles of Incorporation were adopted by the stockholders of the Company on July 1, 2013.

ARTICLE THREE

The number of shares of the Company outstanding at the time of the adoption was 70,000.000; and the number of shares entitled to vote on the amendments was 70,000,000.

ARTICLE FOUR

The number of shares that voted for the amendments was 70,000,000. The vote for the amendments was taken in the form of a consent executed by stockholders owning a majority of the shares of the Company entitled to vote thereon, pursuant to the provisions of Section 72.320 of the NRS. Consequently; the number of shares voted against the amendments was zero.

ARTICLE FIVE

The Articles of incorporation and all amendments and supplements to them are superseded by the following restated Articles of Incorporation, which accurately copy the entire text as well as incorporate the amendments passed by the stockholders on July 1, 2013:

ARTICLE I

Name

The name of the Company is X-Treme Investments, Inc.

ARTICLE II

Business

The purpose and nature of the business, objectives, or purposes to be transacted, promoted. or carried on by the Company shall be as follows:

1. To engage in any: lawful activity.

2. To do all and everything necessary, suitable, and proper to accomplish the foregoing, and to engage in any and every activity and business enterprise which the Company’s board of directors (the “Board of Directors”) may, from time to time, deem reasonably necessary, providing the same shall not he inconsistent with the NRS.

ARTICLE III

Capital Stock

1. Authorized Stock. The total number of shares of stock which the Company shall have authority to issue is 500,000,000, consisting of 500.000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).

2. Common Stock. Each share of the Common Stock shall be equal to each other share of the Common Stock. The holders of shares of the Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

3. Voting Rights. Except as may be provided in these Articles of Incorporation or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. At each election for directors, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. it is expressly prohibited for any stockholder to cumulate his votes in any election of directors.

4. Denial of Preemptive Rights. No stockholder of the Company shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Company, now or hereafter to he authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class. now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix: and the Board of Directors may issue shares of any class of the Company, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

5. Record Date. The Board of Directors may prescribe a period not exceeding 60 days before any meeting of the stockholders during which no transfer of stock on the books of the Company may be made, or may fix, in advance, a record date not more than 60 or less than 10 days before the date of any such meeting as the date as of which stockholders entitled to notice of and to vote at such meetings must be determined. Only stockholders of record on that date are entitled to notice or to vote at such a meeting. If a record date is not fixed, the record date is at the close of business on the day before the day on which notice is given or, if notice is waived, at the close of business on the day before the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders applies to an adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting. The Board of Directors must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

ARTICLE IV

Election of Directors

1. Number. The business and affairs of the Company shall he conducted and managed by, or under the direction of, the Board of Directors. The total number of directors constituting the entire Board of Directors shall be fixed and may be altered from time to time by or pursuant to a resolution passed by the Board of Directors, but shall not be less than one.

2. Vacancies. Except as otherwise provided for herein, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause. may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding science shall hold office for the remainder of the full term of the newly created directorship or for the directorship in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Subject to the provisions of these Articles of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Any director may be removed from office only by the affirmative vote of the holders of a majority or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

ARTICLE V

Meetings of Stockholders

Meetings of stockholders of the Company (the “Stockholder Meetings”) may be held within or without the State of Nevada, as the Bylaws of the Company (the “Bylaws”) may provide, Special Stockholder Meetings may be called only by (a) the Chairman of the :Board, (h) the Chief Executive Officer, (c) the President, (d) the holders of at least 10 percent of all of the shares entitled to vote at the proposed special meeting, or (e) the Board of Directors pursuant to a duly adopted resolution. Special Stockholder Meetings may not be called by any other person or persons or in any other manner. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI.

Limitation of Liability

Except as otherwise provided in the NRS, a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, that this Article shall not eliminate or limit the liability of a director or officer (a) if it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, or (h) under Section 78.300 of the NRS.

If the NRS is amended after the date of filing of these Articles of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Company shall be limited or eliminated to the fullest extent permitted by the NRS, as so amended, or a similar successor provision. Any repeal or modification of this Article by the stockholders of the Company or otherwise shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VII

Indemnification

1. Discretionary Indemnification. (a) The Company may indemnity any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to Section 78.138 of the NR.S; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the NRS or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the courts deem proper.

2. Determination of Discretionary Indemnification. Any discretionary indemnification pursuant to Section 1 of this Article VII, unless ordered by a court or advanced pursuant to this Section 2, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders; or

(b) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must he paid by the Company as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to he indemnified by the Company.

3. Mandatory Indemnification. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section I of this Article VII, or in defense of any claim, issue or matter therein, the Company shall indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

4. Non-Exclusivity. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VII:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 1 of this Article VII, or for the advancement of expenses made pursuant to Section 2 of this Article VII may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct. fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of any such person.

5. Insurance. The Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Company has the authority to indemnify him against such liability expenses.

ARTICLE VIII

Amendment of Corporate Documents

1. Articles of Incorporation. Whenever any vote of the holders of voting shares of the capital stock of the Company is required by law to amend, alter, repeal or rescind any provision of these Articles of Incorporation, such alteration, amendment, repeal or rescission of any provision of these Articles of Incorporation must he approved by the Board of Directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding voting shares of capital stock of the Company, voting together as a single class.

Subject to the provisions hereof, the Company reserves the right at any time, and from time to time, to amend. alter. repeal or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights. preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article.

2. Bylaws. In addition to any affirmative vote required by law, any change of the Bylaws may be adopted either (a) by the affirmative vote of the Board of Directors. or (b) by the stockholders by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding voting shares of capital stock of the Company, voting together as a single class.

ARTICLE IX

Application of NRS 78.411 to 78.444, Inclusive

These Articles of Incorporation expressly provide that the Company shall not be governed by Sections 78.411 to 78.444 of the NRS, inclusive.

ARTICLE X

Existence

The Company is to have perpetual existence.

IN WITNESS HEREOF, the undersigned has hereunto set his hand on July I. 2013.

X-TREME INVESTMENTS, INC.

By	/s/ Anthony Passmore
Anthony Passmore, President